As filed with the Securities and Exchange Commission on August 31, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BRENX LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13 Amal St. 4th Floor, Park Afek

Rosh Haayin

4809249 Israel

+972-77-6935140

(Address and telephone number of registrant’s principal executive offices)

Brenmiller Energy U.S. Inc.

21 Morningside Dr.

Weatogue, CT 06089

Tel: (646) 480-0290

(Name, address, and telephone number of agent for service)

Copies to:

Oded Har-Even, Esq.	Reut Alfiah, Adv.
Eric Victorson, Esq.	Gal Cohen, Adv.
Sullivan & Worcester LLP	Sullivan & Worcester Tel Aviv (Har-Even & Co.)
1251 Avenue of the Americas	28 HaArba’a St. HaArba’a Towers
New York, NY 10020	North Tower, 14th Floor
Tel: (212) 660-3000	Tel Aviv, Israel 6473925
Tel: +972 74-758-0480

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 31, 2026

PROSPECTUS

BRENX LTD.

Up to 2,684,985 Ordinary Shares

This prospectus relates to the resale, by the selling shareholder identified in this prospectus, of up to 2,684,985 ordinary shares, no par value per share, or the Ordinary Shares.

We are registering for resale (i) 320,513 Ordinary Shares issuable upon the conversion of 1,000 preferred shares, with a stated value of $1,000 per share and initial conversion price of $3.138 per share (the conversion price was adjusted to $3.12 as a result of the pricing of the Second August 2026 Subsequent Funding, as defined below), (ii) 320,513 Ordinary Shares issuable upon the conversion of 1,000 preferred shares, with a stated value of $1,000 per share and conversion price of $3.12 per share, (iii) 254,582 Ordinary Shares issuable upon the conversion of 1,000 preferred shares, with a stated value of $1,000 per share and conversion price of $3.928 per share, (iv) up to an additional 895,608 Ordinary Shares issuable upon the conversion of 3,000 preferred shares due to the potential effect of anti-dilution adjustments contained in our Amended and Restated Articles of Association (without taking into account any limitations on the conversion of such convertible preferred shares set forth therein), and (v) 893,769 Ordinary Shares issuable upon the exercise of ordinary warrants, with an exercise price of $87.36 per share.

For purposes of this prospectus, the term “Preferred Shares” refers collectively to the convertible preferred shares described above and all previously issued and outstanding preferred shares of the Company. See “Our Company—Recent Developments—July 2025 Private Placement” for additional information.

This prospectus describes the general manner in which the Ordinary Shares may be offered and sold by the selling shareholder. If necessary, the specific manner in which the Ordinary Shares may be offered and sold will be described in a prospectus supplement to this prospectus. No Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder, however we will receive cash proceeds equal to the exercise price of any warrants. See “Use of Proceeds”. The selling shareholder may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution”.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “BRNX.” The last reported sale price of our Ordinary Shares on August 28, 2026 was $3.89 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act of 1933, as amended, or the Securities Act, and are eligible for reduced public company reporting requirements.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 AND IN OUR ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED DECEMBER 31, 2025, which was filed on MARCH 25, 2026, or the 2025 Annual Report.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2026

You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholder have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

For investors outside of the United States: Neither we nor the selling shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. In this prospectus, unless otherwise indicated, all references to the “Company,” “we,” “our” and “BrenX” refer to BrenX Ltd. and its subsidiary, Brenmiller Energy U.S. Inc., a company incorporated under the laws of Delaware, United States, unless the context otherwise requires.

All historical quantities of ordinary shares and per-share data herein are presented on a post-split basis to give effect to our 7-for-1 reverse share split effected at the market open on Nasdaq on January 26, 2026, our 5-for-1 reverse share split effected at the market open on Nasdaq on April 15, 2026, and our 6-for-1 reverse share split effected at the market open on Nasdaq on August 13, 2026.

i

OUR COMPANY

Overview

We are an energy technology and infrastructure company focused on providing integrated energy solutions to industrial and utility customers, powered by our proprietary thermal energy storage, or TES, technology. Our patented bGen™ systems form the technological foundation of our business and are designed to enable industrial customers to convert electricity into stored thermal energy, capture and reuse waste heat, and deliver reliable thermal energy on demand. Building on our TES platform, we are expanding our strategy through BrenX, our long-term strategy to develop, own and optimize integrated energy infrastructure assets that may combine renewable electricity generation, TES, battery energy storage, industrial heat and power solutions, and other complementary energy services. Through this strategy, we seek to evolve beyond equipment sales toward a broader infrastructure-based business model designed to generate recurring revenues while supporting industrial decarbonization, energy resilience and emerging digital infrastructure demand.

Sustainable energy and power system resilience are increasingly important infrastructure challenges as global electricity demand grows, including as a result of the rapid expansion of data centers driven in part by advances in computing and artificial intelligence, or AI. According to the International Energy Agency, global electricity consumption by data centers is expected to more than double to approximately 945 terawatt-hours by 2030, from approximately 415 TWh in 2024. This expected growth may place additional pressure on power grids and increase demand for dispatchable, grid-responsive technologies, flexible energy delivery and integrated energy infrastructure capable of balancing variable electricity supply with industrial and digital infrastructure demand. We believe our proprietary TES technology, together with our expanding capabilities in renewable generation, energy storage and energy infrastructure development, positions us to address these evolving market needs.

Our bGen™ systems can convert renewable or grid-supplied electricity into stored thermal energy and/or capture and reuse waste heat, and subsequently deliver controlled thermal energy, including steam, to industrial customers. By enabling energy to be stored when available or economically advantageous and dispatched when required, bGen™ is designed to help industrial customers reduce energy costs and carbon emissions, increase the use of renewable electricity and enhance energy reliability and operational resilience.

We have developed our bGen™ technology over the past fourteen years and validated it across three generations of demonstration units at multiple sites worldwide. The system stores heat in crushed rock at temperatures of up to 1,400 degrees Fahrenheit, or 760 degrees Celsius, and integrates bCubes™ thermal storage units, electric heaters, heat exchangers, electricity-to-heat conversion and steam generation within a durable and independent system. The use of crushed rock as the storage medium is designed to provide long-term durability and maintain performance over tens of thousands of charge and discharge cycles without the need to replace the storage material. The system can be charged from multiple energy sources, including residual heat and renewable or grid-supplied electricity through embedded electric heaters, and can dispatch thermal energy on demand as saturated steam for industrial processes or as superheated steam that may be used to drive steam turbines.

In 2023, we launched our Energy-as-a-Service, or EaaS, model, pursuant to which we may finance projects, install systems at customer sites, provide ongoing operations and maintenance, or O&M, services and sell thermal energy to customers under long-term arrangements. The EaaS model is intended to enable customers to adopt our technology while reducing upfront capital requirements and allowing us to generate recurring revenues from the operation of energy assets.

Building on our EaaS model and our core TES technology, in July 2026 we introduced BrenX, our long-term strategy to expand beyond thermal energy storage equipment sales into the development, ownership and optimization of integrated energy infrastructure assets. Under the BrenX strategy, we intend to pursue selected industrial energy resource centers that may integrate renewable electricity generation, battery energy storage, TES, industrial heat and power solutions and other complementary energy services. These projects are intended to enable us to provide customers with integrated energy solutions while developing long-term, recurring infrastructure-based revenue streams.

Our initial BrenX development activities are focused on Hungary. In July 2026, we announced the purchase of an operating photovoltaic facility located adjacent to our planned industrial energy project in Hungary and subsequently entered into a commercial term sheet to acquire an adjacent parcel of industrial land and related photovoltaic infrastructure assets. We intend to use these assets as a foundation for the development of our first planned BrenX industrial energy resource center, which is expected to have the potential to incorporate additional renewable generation, battery energy storage, thermal energy storage and, subject to further development and commercial arrangements, potential data center infrastructure. The development and ultimate scope of this and other BrenX projects will depend on a number of factors, including completion of contemplated financing, permitting, customer arrangements and other commercial and regulatory considerations.

Recent Developments

July 2025 Private Placement

On July 25, 2025, we entered into a securities purchase agreement, or the SPA, with Alpha Capital Anstalt, or Alpha, pursuant to which we agreed to issue and sell to Alpha, subject to certain conditions, up to an aggregate of $25 million in securities across multiple tranches, consisting of preferred shares, pre-funded warrants, and ordinary warrants.

Between July 2025 and July 2026, we completed multiple closings under the SPA, including an initial closing on July 28, 2025, pursuant to which we issued pre-funded warrants and ordinary warrants, and subsequent closings between September 2025 and July 2026 pursuant to which we issued preferred shares and accompanying ordinary warrants.

On August 24, 2026, we closed an additional subsequent funding with Alpha in the amount of $1,000 thousand, or the First August 2026 Subsequent Funding, pursuant to which we issued (i) 1,000 preferred shares with a stated value of $1,000 per share, convertible into ordinary shares at a fixed conversion price of $3.138 per share, and (ii) ordinary warrants to purchase 318,674 ordinary shares at an exercise price of $87.36 per share, which are exercisable upon issuance and will expire five years from the initial exercise date.

On August 26, 2026, we closed an additional subsequent funding with Alpha in the amount of $1,000 thousand, or the Second August 2026 Subsequent Funding, pursuant to which we issued (i) 1,000 preferred shares with a stated value of $1,000 per share, convertible into ordinary shares at a fixed conversion price of $3.12 per share, and (ii) ordinary warrants to purchase 320,513 ordinary shares at an exercise price of $87.36 per share, which are exercisable upon issuance and will expire five years from the initial exercise date.

On August 28, 2026, we closed an additional subsequent funding with Alpha in the amount of $1,000 thousand, or the Third August 2026 Subsequent Funding, and together with the First August 2026 Subsequent Funding and the Second August 2026 Subsequent Funding, the August 2026 Subsequent Fundings, pursuant to which we issued (i) 1,000 preferred shares with a stated value of $1,000 per share, convertible into ordinary shares at a fixed conversion price of $3.928 per share, and (ii) ordinary warrants to purchase 254,582 ordinary shares at an exercise price of $87.36 per share, which are exercisable upon issuance and will expire five years from the initial exercise date.

As a result of the pricing of the Second August 2026 Subsequent Funding, under the anti-dilution and ratchet adjustment provisions contained in our Amended and Restated Articles of Association, the conversion price of the preferred shares previously issued pursuant to the SPA was adjusted to $3.12.

Following the closing of the Third August 2026 Subsequent Funding, the Company has 1,695,027 ordinary shares issued and outstanding and 3,159 preferred shares issued and outstanding.

The net proceeds from the August 2026 Subsequent Fundings will be used for general corporate purposes, working capital and execution of the Company’s commercial TES projects across Europe, the U.S. and the Middle East.

ABOUT THIS OFFERING

This prospectus relates to the resale by the selling shareholder identified in this prospectus of up to 2,684,985 Ordinary Shares. All of the Ordinary Shares, when sold, will be sold by the selling shareholder. The selling shareholder may sell the Ordinary Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder.

Ordinary Shares currently outstanding	1,695,027 Ordinary Shares

Preferred Shares currently outstanding	3,159 Preferred Shares

Ordinary Shares offered by the Selling Shareholder	Up to 2,684,985 Ordinary Shares, which is the aggregate (i) 320,513 Ordinary Shares issuable upon the conversion of 1,000 preferred shares, with a stated value of $1,000 per share and initial conversion price of $3.138 per share (the conversion price was adjusted to $3.12 as a result of the pricing of the Second August 2026 Subsequent Funding), (ii) 320,513 Ordinary Shares issuable upon the conversion of 1,000 preferred shares, with a stated value of $1,000 per share and conversion price of $3.12 per share, (iii) 254,582 Ordinary Shares issuable upon the conversion of 1,000 preferred shares, with a stated value of $1,000 per share and conversion price of $3.928 per share, (iv) up to an additional 895,608 Ordinary Shares issuable upon the conversion of 3,000 preferred shares due to the potential effect of anti-dilution adjustments contained in our Amended and Restated Articles of Association (without taking into account any limitations on the conversion of such convertible preferred shares set forth therein), and (v) 893,769 Ordinary Shares issuable upon the exercise of ordinary warrants, with an exercise price of $87.36 per share. (see “Our Company—Recent Developments—July 2025 Private Placement” for additional information).

Use of proceeds:	We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. All net proceeds from the sale of Ordinary Shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to the exercise of Ordinary Warrants. See “Use of Proceeds”.

Risk factors:	You should read the “Risk Factors” section starting on page 4 of this prospectus and “Item 3. Key Information – D. Risk Factors” in our most recent annual report on Form 20-F, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol:	“BRNX”

The number of Ordinary Shares to be outstanding immediately after this offering as shown above assumes that all of the Ordinary Shares offered hereby are sold and is based on 1,695,027 Ordinary Shares outstanding as of August 31, 2026. This number excludes:

●	an aggregate of 6,718 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares, at exercise prices ranging between $2.10 to $259,440 per Ordinary Share, issued to directors, officers, service providers and employees; and

●	an aggregate of 624,390 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares, at exercise prices ranging between $12.0 to $17,493 per Ordinary Share, issued to certain investors in connection with private placements and public offerings.

●	an aggregate of 50,962 Ordinary Shares issuable upon the conversion of 159 Preferred Shares, with a conversion price of $3.12 per share.

●	the full effect of future “full-ratchet” anti-dilution adjustment of the conversion price of our outstanding Preferred Shares and certain warrants.

RISK FACTORS

Investing in our securities involves risks. Please carefully consider the risk factors described below and those contained in our periodic reports filed with the Securities and Exchange Commission, or SEC, including those set forth under the caption “Summary Risk Factors” and “Item 3. Key Information – D. Risk Factors” in our 2025 Annual Report, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. You should be able to bear a complete loss of your investment.

Risks Related to this Offering and Our Ordinary Shares

The number of Ordinary Shares that have been or may be registered for resale pursuant to the registration statement of which this prospectus forms a part and existing resale registration statements is significant in relation to our currently outstanding Ordinary Shares.

We have filed multiple registration statements registering for resale a substantial number of Ordinary Shares, including Ordinary Shares issuable upon the exercise or conversion of outstanding warrants and preferred shares held by Alpha. The aggregate number of shares covered by these registration statements, including shares underlying convertible and exercisable securities, is substantial and could create a significant overhang in the market for our Ordinary Shares.

The sale of all or a substantial portion of these shares in the market within a short period of time could adversely affect the market price of our Ordinary Shares during the period these registration statements remain effective and could also adversely affect our ability to raise equity capital.

There can be no assurance that we will be able to maintain continued Nasdaq listing criteria.

On August 12, 2024, we received a written notice from the Nasdaq Stock Market indicating that we are not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. Under Nasdaq Listing Rule 5810(c)(3)(A), we were granted a grace period of 180 calendar days to regain compliance with the minimum bid price requirement. On January 16, 2025, we announced that we received a written notice from Nasdaq that we have regained compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2). The Nasdaq staff made this determination of compliance after the closing bid price of our ordinary shares on Nasdaq was at $1.00 per share or greater for the 10 consecutive business days prior to the date of the notice. Accordingly, we have regained compliance with Nasdaq Listing Rule 5550(a)(2), and Nasdaq considers the prior bid price deficiency matter now closed. However, there can be no assurance that we will be able to maintain compliance with the minimum bid price requirement or that we will otherwise be in compliance with other Nasdaq listing criteria.

In the past year, we have effected reverse share splits in order to support compliance with Nasdaq’s minimum bid price requirement, including (i) 7-for-1 reverse share split effected at the market open on Nasdaq on January 26, 2026, (ii) 5-for-1 reverse share split, which was effected at the market open on Nasdaq on April 15, 2026, and (iii) 6-for-1 reverse share split, which was effected at the market open on Nasdaq on August 13, 2026. There can be no assurance that these reverse share splits will result in sustained compliance with the minimum bid price requirement.

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A)(iv), because we have effected one or more reverse share splits within the prior one-year period, if our ordinary shares again have a closing bid price below $1.00 per share for 30 consecutive business days, we would not be eligible for an additional compliance period and Nasdaq staff may issue a delisting determination without providing a further cure period. As a result, if our ordinary shares again trade below $1.00 per share for 30 consecutive business days, we could be subject to immediate delisting from Nasdaq.

If, for any reason, Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a decrease in the number of institutional and general investors that will consider investing in our Ordinary Shares; and

●	a determination that our ordinary shares are a “penny stock” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities.

Substantial future sales or other issuances of our Ordinary Shares could depress the market for our Ordinary Shares.

Sales of a substantial number of Ordinary Shares and any future sales of a substantial number of Ordinary Shares in the public market, including the issuance of shares or any shares issuable upon the conversion of the Preferred Shares issued to Alpha or the exercise of the Warrants issued to Alpha or pre-funded warrants and warrants issuable to Alpha, or the perception by the market that those sales could occur, could cause the market price of our Ordinary Shares to decline or could make it more difficult for us to raise funds through the sale of equity and equity-related securities in the future at a time and price that our management deems acceptable, or at all. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred shares or Ordinary Shares, which could also depress the market for our Ordinary Shares. We cannot predict the effect, if any, that market sales of those Ordinary Shares or the availability of those shares for sale will have on the market price of our Ordinary Shares.

In connection with the July 2025 Private Placement, under the terms of the SPA, subject to certain conditions and as long as any Preferred Shares or accompanying ordinary warrants are outstanding, Alpha has the right to purchase additional preferred shares and warrants from us, which has resulted and may result in further dilution as well.

We have outstanding warrants and preferred shares, some of which contain “full-ratchet” anti-dilution protection, which have caused significant dilution to our shareholders and may cause further significant dilution to our shareholders.

We have outstanding warrants, which are exercisable into ordinary shares, and preferred shares, which are convertible into ordinary shares. The issuance of the ordinary shares upon the exercise of the warrants or the conversion of such preferred shares would dilute the percentage ownership interest of all shareholders, might dilute the book value per share of our ordinary shares and would increase the number of our publicly traded shares, which could depress the market price of our ordinary shares. The warrants and preferred shares issued to Alpha between July 2025 and August 2026 contain a “full-ratchet” anti-dilution provision which, subject to limited exceptions, reduce the exercise price of the warrants or the conversion price of the preferred shares (and increase the number of shares issuable) in the event that we in the future issue ordinary shares, or securities convertible into or exercisable to purchase ordinary shares, including any securities issued to Alpha in connection to the SPA, at a price per share lower than the applicable exercise price or conversion price then in effect.

You may experience future dilution as a result of future equity offerings and other issuances of our securities.

In order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for our Ordinary Shares at prices that may not be the same as the price per share paid by the selling shareholder. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by the selling shareholder, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional Ordinary Shares or securities convertible into Ordinary Shares in future transactions may be higher or lower than the price per share paid to the selling shareholder. Our shareholders will incur dilution upon exercise of any outstanding share options, warrants or other convertible securities or upon the issuance of Ordinary Shares under our share incentive programs.

Any additional capital raised through the sale of equity or equity-backed securities may dilute our shareholders’ ownership percentages and could also result in a decrease in the market value of our equity securities.

The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of our securities then outstanding.

In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, including in our 2025 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus, constitute forward-looking statements. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “plan,” “estimate,” “continue,” “believe,” “should,” “intend,” “project,” “predict,” “potential” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our planned level of revenues and capital expenditures;

●	our ability to market and sell our products;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our ability to maintain our relationships with suppliers, manufacturers, and other partners;

●	our ability to maintain or protect the validity of our European, U.S., and other patents and other intellectual property;

●	our ability to retain key executive members;

●	our ability to internally develop and protect new inventions and intellectual property;

●	our ability to expose and educate the industry about the use of our products;

●	our expectations regarding our tax classifications;

●	our ability to maintain compliance with Nasdaq’s continued listing requirements;

●	interpretations of current laws and the passage of future laws; and

●	general market, political, and economic conditions in the countries in which we operate including those related to recent unrest and actual or potential armed conflict in Israel and other parts of the Middle East.

These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to the exercise price of any warrants that are exercised.

We intend to use the proceeds from the exercise of the warrants for general corporate purposes, working capital, potential discharge of existing indebtedness and execution of our commercial TES projects across Europe, the U.S. and the Middle East.

capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025:

●	on an actual basis;

●	on a pro forma basis which gives effect to: (i) the issuance and sale of 9,500 Preferred Shares between February 2026 to August 28, 2026 (of which 6,500 were converted into 1,242,713 Ordinary Shares) and 1,417,897 warrants pursuant to the SPA, the receipt of net proceeds of $9,273 thousand from such sales; (ii) the issuance of 347,987 Ordinary Shares with respect to the conversion of 4,849 September and December 2025 Preferred Shares, in each case pursuant to the SPA; (iii) the issuance and sale of 67,965 Ordinary Shares from December 31, 2025 to the date of this prospectus pursuant to an “at the market offering” program and the receipt, of net proceeds of $1,079 thousand from such sales; and (iv) the issuance of 12,500 shares in connection with the exercise of certain pre-funded warrants; and

●	on a pro forma as adjusted basis to give effect to: (i) the full conversion of Preferred Shares whose underlying Ordinary Shares are being registered for resale hereby at conversion prices of $3.12 and $3.928; (ii) the full exercise of the Ordinary Warrants (a total of 893,769 Ordinary Warrants) whose underlying Ordinary Shares are being registered for resale hereby at an exercise price of $87.36 per share and the receipt of net proceeds of approximately $78,080 thousand from such assumed exercise.

The following table should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes included in our 2025 Annual Report and incorporated by reference herein.

	As of December 31, 2025
U.S. dollars in thousands	Actual	Pro forma	Pro forma as adjusted
Cash and cash equivalents	$4,909	$15,261	$93,341
Debt:
European Investment Bank (“EIB”) loan	4,919	4,919	4,919

Total debt	$4,919	$4,919	$4,919
Shareholders’ equity:
Ordinary Shares, no par value- authorized 150,000,000; Issued and outstanding 23,862 as of December 31, 2025; 150,000,000 Ordinary Shares authorized 1,695,027 shares issued and outstanding, pro forma and 150,000,000 Ordinary Shares authorized, 4,380,012 shares issued and outstanding, pro forma as adjusted	124	124	124
Preferred Shares, no par value- authorized 25,000; Issued and outstanding 5,008 as of December 31, 2025; 25,000 Preferred Shares authorized 3,159 preferred shares issued outstanding, pro forma and 25,000 Preferred Shares authorized, 159 Preferred shares issued outstanding, pro forma as adjusted	—	—	—
Additional paid in capital	121,528	131,880	209,960
Foreign currency cumulative translation reserve	(2,053)	(2,053)	(2,053)
Accumulated deficit	(116,105)	(116,105)	(116,105)
Total equity	$3,494	$13,846	$91,926
Total capitalization	$8,413	$18,765	$96,845

SELLING SHAREHOLDER

On July 25, 2025, we entered into a securities purchase agreement with Alpha in connection with the July 2025 Private Placement. We are registering up to 2,684,985 Ordinary Shares, which is the aggregate of (i) 320,513 Ordinary Shares issuable upon the conversion of 1,000 preferred shares, with a stated value of $1,000 per share and initial conversion price of $3.138 per share (the conversion price was adjusted to $3.12 as a result of the pricing of the Second August 2026 Subsequent Funding), (ii) 320,513 Ordinary Shares issuable upon the conversion of 1,000 preferred shares, with a stated value of $1,000 per share and conversion price of $3.12 per share, (iii) 254,582 Ordinary Shares issuable upon the conversion of 1,000 preferred shares, with a stated value of $1,000 per share and conversion price of $3.928 per share, (iv) up to an additional 895,608 Ordinary Shares issuable upon the conversion of 3,000 preferred shares due to the potential effect of anti-dilution adjustments contained in our Amended and Restated Articles of Association (without taking into account any limitations on the conversion of such convertible preferred shares set forth therein), and (v) 893,769 Ordinary Shares issuable upon the exercise of ordinary warrants, with an exercise price of $87.36 per share. (see “Our Company—Recent Developments—July 2025 Private Placement” for additional information).

We are registering the Ordinary Shares in order to permit the selling shareholder to offer the Ordinary Shares for resale from time to time.

Other than the relationships described herein, and in previous public disclosures by Alpha, to our knowledge, the selling shareholder has not had any material relationship with us within the past three years.

Any selling shareholder that is an affiliate of broker-dealers and any participating broker-dealers would be deemed to be an “underwriter” within the meaning of the Securities Act, and any commissions or discounts given to any such selling shareholder or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, the selling shareholder listed below is not a broker-dealer or affiliate of a broker-dealer.

The table below lists the selling shareholder and other information regarding the beneficial ownership of the Ordinary Shares by the selling shareholder. The second column lists the number of Ordinary Shares beneficially owned by the selling shareholder, based on its ownership of the Ordinary Shares, as of the date set forth in the relevant footnote next to the selling shareholder’s name. The fourth column assumes the sale of all of the Ordinary Shares offered by the selling shareholder pursuant to this prospectus.

Because the number of Ordinary Shares may be adjusted for reverse and forward share splits, share dividends, share combinations and other similar transactions, the number of Ordinary Shares that will actually be issued may be more or less than the number of Ordinary Shares being offered by this prospectus.

The term “selling shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholder named in the table below. Unless otherwise indicated, to our knowledge, the selling shareholder named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the Ordinary Shares set forth opposite its name. We will file a supplement to this prospectus (or a post-effective amendment to the registration statement of which this prospectus forms a part, if necessary) to name successors to the selling shareholder who is able to use this prospectus to resell the securities registered hereby.

The columns titled “Maximum Number of Shares to be Sold Pursuant to this Prospectus” and “Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering” assume no potential effect of anti-dilution adjustments to the conversion price of the convertible preferred shares and an exercise price of $87.36 for the Ordinary Warrants.

Under the terms of the Preferred Shares and the Ordinary Warrants, a selling shareholder may not convert the Preferred Shares or exercise the Ordinary Warrants to the extent such selling shareholder or any of its affiliates would beneficially own a number of shares of our Ordinary Shares which would exceed 9.99% of our outstanding shares.

The selling shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

	Shares Beneficially Owned Prior to Offering(1)			Maximum Number of Shares to be Sold Pursuant to this Prospectus	Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Name of Selling Shareholder	Number		Percentage(2)	Number	Number		Percentage (4)
Alpha Capital Anstalt	169,333	(3)	9.99%	2,684,985	437,563	(4)	9.99%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of August 31, 2026, are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.

(2)	The applicable percentage of beneficial ownership is based on 1,695,027 Ordinary Shares issued and outstanding as of August 31, 2026, excluding the Preferred Shares and the Ordinary Warrants.

(3)	Based on: (i) 20,973 Ordinary Shares issued and outstanding; (ii) 1,514,685 Ordinary Shares issuable upon the exercise of warrants exercisable within 60 days of August 31, 2026, which contain a beneficial ownership limitation of 9.99%; and (iii) 946,570 Ordinary Shares issuable upon the conversion of Preferred Shares convertible within 60 days of August 31, 2026, which contain a beneficial ownership limitation of 9.99%. The address for Alpha Capital Anstalt is Altenbach 8, 9490 Vaduz, Liechtenstein. Nicola Feuerstein and Konrad Ackerman, Directors of Alpha Capital Anstalt, hold voting and dispositive power over the securities held by Alpha Capital Anstalt. Based on information provided by Alpha Capital Anstalt on August 28, 2026.

(4)	Based on: (i) 20,973 Ordinary Shares issued and outstanding; (ii) 620,916 Ordinary Shares issuable upon the exercise of warrants exercisable within 60 days of August 31, 2026, which contain a beneficial ownership limitation of 9.99%; and (iii) 50,962 Ordinary Shares issuable upon the conversion of Preferred Shares convertible within 60 days of August 31, 2026, which contain a beneficial ownership limitation of 9.99%. The address for Alpha Capital Anstalt is Altenbach 8, 9490 Vaduz, Liechtenstein. Nicola Feuerstein and Konrad Ackerman, Directors of Alpha Capital Anstalt, hold voting and dispositive power over the securities held by Alpha Capital Anstalt. Based on information provided by Alpha Capital Anstalt on August 28, 2026.

PLAN OF DISTRIBUTION

The selling shareholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the securities covered hereby on the principal trading market or any other share exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2440 of the Financial Industry Regulatory Authority, or FINRA, and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out his short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the selling shareholder or any other person. We will make copies of this prospectus available to the selling shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the selling shareholder that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

Certain legal matters concerning this offering were passed upon for us by Sullivan & Worcester LLP, New York, New York. Certain legal matters with respect to the legality of the issuance of the securities offered by this prospectus were passed upon for us by Sullivan & Worcester Tel Aviv (Har-Even & Co.), Tel Aviv, Israel.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1C to the financial statements) of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPENSES

The following are the estimated expenses of this offering payable by us related to the filing of the registration statement of which this prospectus forms a part. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$1,346
Printer fees and expenses	$-
Legal fees and expenses	$60,000
Accounting fees and expenses	$2,000
Miscellaneous	$-
Total	$63,346

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial number of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Sullivan & Worcester Tel-Aviv (Har-Even & Co.), Tel Aviv, Israel, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of the procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts. However, the court may enforce a foreign judgment, even without reciprocity, based on the request of the Attorney General, under certain circumstances;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to public policy in Israel;

●	the judgment was not obtained by fraud, there was a reasonable opportunity for the defendant to present their case, the judgment was given by an authorized court to issue it under the applicable international private law rules in Israel, and the judgment does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

●	the judgment is enforceable according to the laws of the foreign state in which it was granted; and

●	enforcement may be denied if it could harm the sovereignty or security of the State of Israel.

If a foreign judgment is declared enforceable by an Israeli court, it generally will be payable in Israeli currency. The conversion to Israeli currency will be based on the latest official exchange rate published by the Bank of Israel before the payment date. However, the obligated party will fulfill its duty by the judgment even if they choose to make the payment in the same foreign currency, subject to the laws governing the foreign currency applicable at that time.

Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, our officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act and our principal shareholders are exempt from the reporting provisions thereof.

In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and submit to the SEC, on a Form 6-K, unaudited interim financial information.

We maintain a corporate website at https://www.bren-x.com/. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including any notices of general meetings of our shareholders.

The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Information contained on, or that can be accessed through, our website and other websites listed in this prospectus do not constitute a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

This prospectus is part of a registration statement on Form F-3 filed by us with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the SEC. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

●	Our Annual Report on Form 20-F for the year ended December 31, 2025, filed on March 25, 2026;

●	Our Reports of Foreign Private Issuer on Form 6-K submitted on March 31, 2026, April 13, 2026, April 27, 2026, May 18, 2026, June 2, 2026, June 4, 2026, June 11, 2026 (excluding the eighth and ninth paragraphs of the press release included as Exhibit 99.1), June 24, 2026, July 2, 2026 (excluding the sixth paragraph of the press release included as Exhibit 99.1), July 10, 2026, July 10, 2026, July 24, 2026 (excluding the sixth, seventh, eighth and ninth paragraphs of the press release included as Exhibit 99.1), July 27, 2026, July 29, 2026, July 30, 2026 (excluding the third and fourth paragraphs of the press release included as Exhibit 99.1), August 7, 2026, August 13, 2026 (excluding Exhibit 99.1), August 13, 2026, and August 28, 2026; and

●	The description of our securities contained in our Form 8-A (File No. 001-41402), filed with the SEC on May 17, 2022, as amended by Exhibit 2.1 to the 2025 Annual Report, and including any further amendment or report filed or to be filed for the purpose of updating such description.

All subsequent annual reports filed by us pursuant to the Exchange Act on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference to this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate part or all of any Form 6-K subsequently submitted by us to the SEC prior to the termination of the offering by identifying in such Forms 6-K that they, or certain parts of their contents, are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of submission of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: BrenX Ltd., 13 Amal Street, 4th Floor, Park Afek, Rosh Haayin, 4809249 Israel. Attention: Ofir Zimmerman, Chief Financial Officer, telephone number: +972-77-693-5140.

BRENX LTD.

Up to 2,684,985 Ordinary Shares

PROSPECTUS

                                 , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees

Indemnification

The Israeli Companies Law 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an officeholder against the following liabilities and expenses incurred for acts performed by him or her as an officeholder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an officeholder, including a settlement or arbitrator’s award approved by a court;

●	reasonable litigation expenses, including attorneys’ fees, expended by the officeholder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such officeholder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; or (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the officeholder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that are instituted on the company’s behalf, or by another person, against him or her; (2) in criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent;

●	expenses incurred by an officeholder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law; and

●	any other liability or expense for which it is permitted and/or will be permitted to indemnify an officeholder.

The Companies Law also permits, if a company includes such provisions in its articles of association, to undertake in advance to indemnify an officeholder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

●	to events that in the opinion of the board of directors can be foreseen based on the company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, at the time of the giving of such undertaking to indemnify, to be reasonable under the circumstances.

Under the Companies Law, exemption, indemnification and insurance of officeholders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of officeholders does not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

On December 5, 2024, the general meeting of our shareholders approved granting an indemnification and exemption letters to our officeholders and directors as may be from time to time, in the form previously approved by our shareholders. Indemnification letters, covering indemnification and insurance of those liabilities imposed under the Companies Law and the Securities Law, as discussed above, were granted to each of our officeholders and were approved for any future officeholders. All of our directors and the officers have executed indemnification letters.

The maximum indemnification amount set forth in such letters to all of our officeholders is limited to an amount equal to the higher of (i): $5,000,000; and (ii) 25% of our total shareholders’ equity, neutralizing a provision made for such indemnification, as reflected in our most recent financial statements (annual or quarterly) prior to the date on which the indemnity payment is made. The maximum amount set forth in such letters is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and officeholders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

Exemption

Under the Companies Law, an Israeli company may not exempt an officeholder from liability for a breach of his or her duty of loyalty, but may exempt in advance an officeholder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exemption is included in its articles of association. Our amended and restated articles of association provide that we may exempt, in whole or in part, any officeholder from liability to us for damages caused to the company as a result of a breach of his or her duty of care. Subject to the aforesaid limitations, under the indemnification agreements, we exempt and release our officeholders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Exemption letters were granted to each of our officeholders and were approved for any future officeholders.

Limitations

The Companies Law provides that we may not exempt or indemnify an officeholder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the officeholder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exemption) the officeholder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the officeholder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) an act committed with the intention of making a personal profit unlawfully; or (4) any fine, monetary sanction, penalty or forfeit levied against the officeholder.

Under the Companies Law, exemption, indemnification and insurance of officeholders in a public company must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations. In addition, under regulations promulgated under the Companies Law, the insurance of office holders of a company in which there is a controlling shareholder who is also an office holder, a board approval is also required, subject to meeting the aforesaid conditions.

Our amended and restated articles of association permit us to exempt (subject to the aforesaid limitation), indemnify and insure our officeholders to the fullest extent permitted or to be permitted by the Companies Law.

Item 9. Exhibits

Exhibit Number	Exhibit Description
3.1	Amended and Restated Articles of Association of BrenX Ltd. (incorporated herein by reference to Exhibit 3.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on August 13, 2026).
4.1	Form of Warrant (incorporated herein by reference to Exhibit 4.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on July 29, 2025).
5.1*	Opinion of Sullivan & Worcester Tel Aviv (Har-Even & Co.), Israeli counsel to BrenX Ltd.
10.1	Form of Securities Purchase Agreement, dated as of July 25, 2025, between the Company and the purchaser named in the signature page thereto (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on July 29, 2025).
10.2	Amendment to the Securities Purchase Agreement, dated as of August 11, 2025, between the Company and the purchaser named on the signature page thereto (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on August 11, 2025).
10.3	Amendment to the Securities Purchase Agreement by and between the Company, and Alpha Capital Anstalt, dated June 11, 2026 (incorporated herein by reference to Exhibit 10.1 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-41402) filed with the SEC on June 11, 2026).
23.1*	Consent of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited independent registered public accounting firm
23.2*	Consent of Sullivan & Worcester Tel Aviv (Har-Even & Co.) (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page of the Registration Statement).
107*	Calculation of Filing Fee Tables.

*	Filed herewith.

Item 10. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, the City of Rosh Haayin, State of Israel on August 31, 2026.

BrenX Ltd.

By:	/s/ Nir Brenmiller
Nir Brenmiller
Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of BrenX Ltd. hereby severally constitute and appoint Nir Brenmiller and Ofir Zimmerman, and each of them singly, with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this registration statement on Form F-3, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Nir Brenmiller	Chief Executive Officer	August 31, 2026
Nir Brenmiller	(Principal Executive Officer)

/s/ Ofir Zimmerman	Chief Financial Officer	August 31, 2026
Ofir Zimmerman	(Principal Financial and Accounting Officer)

/s/ Avraham Brenmiller	Director, Chairman of the Board of Directors	August 31, 2026
Avraham Brenmiller

/s/ Doron Brenmiller	Director,	August 31, 2026
Doron Brenmiller

/s/ Harel Gadot	Director	August 31, 2026
Harel Gadot

/s/ Zvi Joseph	Director	August 31, 2026
Zvi Joseph

/s/ Michael Korner	Director	August 31, 2026
Michael Korner

/s/ Boaz Toshav	Director	August 31, 2026
Boaz Toshav

/s/ Orna Ben Yosef	Director	August 31, 2026
Orna Ben Yosef

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Brenmiller Energy U.S. Inc., the duly authorized representative in the United States of BrenX Ltd., has signed this registration statement on August 31, 2026.

Brenmiller Energy U.S. Inc.

By:	/s/ Nir Brenmiller
Nir Brenmiller
Treasurer and Chief Financial Officer